Exhibit 10.1

SNAP-ON INCORPORATED

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT, is granted by SNAP-ON INCORPORATED (the “Company”) to each individual receiving and accepting the offer contained in the Non-Qualified Stock Option Grant Offer Letter (each such person being known as the “Optionee”) pursuant to the Company’s 2011 Incentive Stock and Awards Plan (the “Plan”).

WHEREAS, the Company believes it to be in the best interests of the Company, its subsidiaries and its stockholders for its officers and other key employees to obtain or increase their stock ownership interest in the Company so that they will have a greater incentive to work for and manage the Company’s affairs in such a way that its shares may become more valuable; and

WHEREAS, the Optionee is employed by the Company or one of its subsidiaries as an officer or other key employee and has been selected by the Committee to receive an option;

NOW, THEREFORE, in consideration of the premises and of the services to be performed by the Optionee, the Company and the Optionee hereby agree as follows:

1.	OPTION GRANT

Subject to the terms of this Agreement and the Plan, the Company grants to the Optionee an option to purchase the number of shares of Common Stock of the Company as set forth in the Non-Qualified Stock Option Grant Offer Letter (the “Offer”) under the column titled “Quantity Granted” and at the price per share set forth in the Offer under the column titled “Grant Price”. This option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	TIME OF EXERCISE

Subject to the termination provisions of paragraphs 3, 4 and 5, and provided that the Optionee is an employee of the Company or one of its subsidiaries on such date, the Optionee may purchase the non-qualified option shares pursuant to the schedule set forth in the Offer under the column titled “Vesting Schedule”.

If the Optionee terminates employment from the Company and its subsidiaries, only those option shares for which the right to purchase has vested as of the date of such termination may be purchased after such termination (subject to the provisions of paragraphs 3, 4 and 5). If the Optionee takes an unpaid leave of absence, then the Committee may defer the dates on which the Optionee may first purchase the option shares to take into account such leave of absence.

3.	TERMINATION OF OPTION

The Optionee may not exercise this option after, and this portion of the option will terminate without notice to the Optionee on, the earlier of:

(a) Six (6) months after the date of the Optionee’s termination of employment from the Company and its subsidiaries for any reason other than for Cause or due to Disability, death or Retirement;

(b) The date the Company or one of its subsidiaries terminates the Optionee’s employment for Cause;

(c) Twelve (12) months after the date of termination of the Optionee’s employment from the Company and its subsidiaries by reason of death or Disability;

(d) Three (3) years after the Optionee terminates employment from the Company and its subsidiaries on account of Retirement; or

(e) Ten (10) years from the date of this Agreement.

For purposes of this paragraph 3, termination shall occur at 11:59 P.M. (Central Time) on the applicable date described above, except that if the Optionee is terminated for Cause, termination shall occur immediately at the time of such termination.

The Company is under no obligation, whatsoever, to update, remind or notify Optionee of any expiration date prior to the expiration of the options, regardless of whether Company voluntarily provides an update to Optionee or any other Plan Participant.

If the Company divests a subsidiary, division or other business unit, then the Committee will have the discretion to determine whether or not such divestiture of a subsidiary, division or other business unit results in termination of the Optionee’s employment from the Company and its subsidiaries for purposes of this Agreement, which discretion the Committee may exercise on a case by case basis.

In addition, if the Optionee takes a military, sick leave or other bona fide leave of absence from the Company and its subsidiaries, the Optionee will be considered to have terminated employment from the Company and its subsidiaries on the later of (i) the 91st day of such leave, or (ii) the last day that the Optionee’s right to reemployment following the end of such leave is guaranteed by law or contract with the Company or a subsidiary.

4.	TERMINATION FOR CAUSE

If the Company or one of its subsidiaries terminates the Optionee’s employment for Cause, then the Committee may determine that any exercises of this option within the six (6) month period prior to such termination will be deemed of no force and effect and the Committee may pursue any remedy or proceeding available to compel the Optionee to return to the Company any profits the Optionee realized (directly or indirectly) from exercising this option during such period.

5.	DETRIMENTAL ACTIVITY

(a) If, within one (1) year after the Optionee’s termination of employment from the Company and its subsidiaries, the Company becomes aware that the Optionee had engaged in activity prior to his or her termination that would have constituted Cause for termination had the Company known of such activity, then the Committee may re-characterize the Optionee’s termination as a termination for Cause and/or may redetermine the date of such termination. In such an event, the Optionee’s right to exercise this option will be terminated as of the Optionee’s deemed date of termination for Cause.

(b) If, within six (6) months after the Optionee’s termination of employment from the Company and its subsidiaries, the Company becomes aware that the Optionee has engaged in Detrimental Activity subsequent to his or her termination, then the Committee may determine that the Optionee’s right to exercise this option will be terminated as of the date the Optionee engaged in the Detrimental Activity.

(c) If the Optionee exercised this option during the period beginning six (6) months before the deemed date of termination for Cause in accordance with (a) above, or the date the Optionee engaged in Detrimental Activity in accordance with (b) above, and ending on the date of the Committee’s determination, then such exercise will be deemed of no force and effect and the Committee reserves its right to pursue any remedy or proceeding available to compel the Optionee to return to the Company any profits the Optionee realized (directly or indirectly) from exercising this option during such period.

(d) If an allegation of Detrimental Activity by the Optionee is made to the Committee, then the Optionee’s ability to exercise this option will be suspended for the period the Committee determines to permit the Committee to investigate the allegation.

(e) Notwithstanding any other provision hereof, the provisions of this paragraph 5 shall be null and void and of no effect upon the occurrence of a Change of Control (as defined in the Plan).

6.	EXERCISE PROCEDURES

(a) The Optionee may exercise this option in whole or in part only with respect to any shares for which the right to exercise shall have vested pursuant to paragraph 2 and only so long as paragraphs 3, 4 and 5 do not prohibit such exercise.

(b) This option may be exercised in accordance with such procedures as the Company may determine. Currently, the Company has entered into an agreement with The Gallagher Group of Smith Barney to process stock option exercises. Customer service representatives from the Gallagher Group are available from 8 a.m. – 4:30 p.m. CST on all New York Stock Exchange trading days. They can be reached by phone or e-mail as follows:

Toll Free, U.S.	1-888-609-3534
Non-U.S.	312-419-3264
Email	gallaghergroup@mssb.com

An Optionee must talk to a Gallagher Group customer service representative in order to exercise any grants. Transactions will not be processed based upon e-mail or voicemail instructions.

(c) The Optionee must deliver a notice of option exercise, accompanied by payment of the purchase price and such additional amount (if any) as necessary to satisfy the Company’s tax withholding obligations, and such other documents or representations as may reasonably be requested to comply with securities, tax or other laws then applicable to the exercise of the option. Delivery may be made in person, by nationally-recognized delivery service that guarantees overnight delivery, by facsimile, or by such other method as may be accepted by The Gallagher Group. A notice of option exercise received after the date of termination (as provided in paragraph 3) shall be null and void.

(d) The Optionee may pay the purchase price in one or more of the following forms:

i. a check for the purchase price of the shares being purchased; or

ii. delivery of shares of Common Stock (including by attestation) that have a Fair Market Value (determined on the date of delivery) equal to the purchase price of the shares being purchased; or

iii. surrender to the Company shares of Common Stock otherwise receivable upon exercise of this option; or

iv. delivery (including by facsimile) of an executed irrevocable option exercise form together with irrevocable instructions, in a form acceptable to the Company or The Gallagher Group, to a broker-dealer to sell or margin a sufficient portion of the shares of Common Stock issuable upon exercise of this option and deliver the sale or margin loan proceeds directly to the Company or The Gallgher Group to pay for the exercise price.

(e) The Optionee may satisfy any tax withholding obligation of the Company arising from the exercise of this option, in whole or in part, by paying such tax obligation in cash or by check, or by electing to have the Company withhold shares of Common Stock having a Fair Market Value on the date of exercise equal to the amount required to be withheld, subject to such rules as the Committee may adopt. In any event, the Company reserves the right to withhold from any compensation otherwise payable to the Optionee such amount as the Company determines is necessary to satisfy the Company’s tax withholding obligations arising from the exercise of this option.

(f) Notwithstanding the foregoing, Canadian residents will not be allowed to pay the exercise price or any taxes due by swapping previously owned shares, through physical delivery or attestation.

7.	DEFINITIONS

(a) “Detrimental Activity” means activity that the Committee determines in its sole discretion to be detrimental to the interests of the Company or any of its subsidiaries, including but not limited to situations where the Optionee: (i) divulges trade secrets of the Company or its subsidiaries, proprietary data or other confidential information relating to the Company or any subsidiary or to the business of the Company or any subsidiary, (ii) enters into employment with a competitor under circumstances suggesting that such Optionee will be using unique or special knowledge gained as a Company or subsidiary employee to compete with the Company or any subsidiary, (iii) uses information obtained during the course of his or her prior employment for his or her own purposes, such as for the solicitation of business in competition with the Company, (iv) is determined to have engaged (whether or not prior to termination due to Retirement) in either gross misconduct or criminal activity harmful to the Company, or (v) takes any action that harms the business interests, reputation, or goodwill of the Company and/or its subsidiaries.

(b) “Disability” means permanently and totally disabled within the meaning of section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

(c) “Retirement” means termination of employment from the Company and its subsidiaries on or after satisfying the early or normal retirement age and service conditions specified in the retirement policy or retirement plan of the Company or one of its subsidiaries applicable to such Optionee as in effect at the time of such termination.

8.	OPTION AS COLLATERAL

The Optionee may not assign or mortgage this option, or pledge this option as any type of security or collateral. Any attempted assignment, mortgage or pledge of this option in violation of this paragraph 8 will be null and void and have no legal effect.

9.	NON-TRANSFERABILITY; DEATH

(a) Except as the Committee otherwise provides, the Optionee may not transfer this option other than by will or the laws of descent and distribution, and only the Optionee may exercise this option during his or her lifetime. However, if the Committee determines that the Optionee is unable to exercise this option as a result of incapacity or Disability, then the Committee may permit the Optionee’s guardian or an individual who has obtained an appropriate power of attorney to exercise this option on behalf of the Optionee. In such an event, neither the Committee nor the Company will be liable for any losses resulting from such exercise or from the disposition of shares acquired upon such exercise.

(b) If the Optionee dies while this option is outstanding, then the Optionee’s estate or the person to whom this option passes by will or the laws of descent and distribution may exercise this option in the manner described in paragraph 6, but only within a period of (A) twelve (12) months after the Optionee’s death or (B) ten (10) years from the date of this Agreement, whichever period is shorter.

Following any transfer (whether voluntarily or pursuant to will or the law of descent and distribution) under this paragraph 9, this option shall continue to be subject to the same terms and conditions as were applicable immediately prior to such transfer, provided that for purposes of this Agreement, the term “Optionee” as used in paragraphs 8, 10, 11, 12, and 13 shall be deemed to refer to the transferee. The Company disclaims any obligation to provide notice to any person who has the right to exercise this option of circumstances triggering termination of this option.

10.	REGISTRATION

If the Company is advised by its counsel that shares deliverable upon exercise of this option are required to be registered under the Securities Act of 1933 (“Act”) or any applicable state or foreign securities laws, or that delivery of the shares must be accompanied or preceded by a prospectus meeting the requirements of that Act or such state or foreign securities laws, then the Company will use its best efforts to effect the registration or provide the prospectus within a reasonable time following the Company’s receipt of written notice of option exercise relating to this option, but delivery of shares by the Company may be deferred until the registration is effected or the prospectus is available. The Optionee shall have no interest in shares covered by this option until certificates for the shares are issued.

11.	ADJUSTMENTS AND CHANGE OF CONTROL

The number and type of shares subject to this option and the option price may be adjusted, or this option may be assumed, cancelled or otherwise changed, in the event of certain transactions, as provided in Section 13 of the Plan. Upon a change of control, as defined in the Plan, the Optionee shall have the rights specified in Section 13 of the Plan.

12.	AMENDMENT OR MODIFICATION

Except as provided in paragraph 11, no term or provision of this Agreement may be amended, modified or supplemented orally, but only by an instrument in writing signed by the party against which or whom the enforcement of the amendment, modification or supplement is sought.

13.	LIMITED INTEREST

(a) The Optionee has no rights as a stockholder as a result of the grant of the option until this option is exercised, the exercise price and applicable withholding taxes are paid, and the shares issued.

(b) The grant of this option does not confer on the Optionee any right to continue as an employee, nor interfere in any way with the right of the Company or any of its subsidiaries to terminate the Optionee at any time.

(c) The grant of this option shall not affect in any way the right or power of the Company or any of its subsidiaries to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s or any subsidiary’s capital structure or its business, or any merger, consolidation or business combination of the Company or any subsidiary, or any issuance or modification of any term, condition, or covenant of any bond, debenture, debt, preferred stock or other instrument ahead of or affecting the Common Stock or the rights of the holders of Common Stock, or the dissolution or liquidation of the Company or any subsidiary, or any sale or transfer of all or any part of its assets or business or any other Company or subsidiary act or proceeding, whether of a similar character or otherwise.

14.	ACTION OR PROCEEDING; SUBJECT TO PLAN

The Company may require that any legal action or proceeding with respect to the Plan or this option be determined in a bench trial.

THE OPTIONEE ACKNOWLEDGES RECEIPT OF A COPY OF THE PLAN. ALL PARTIES ACKNOWLEDGE THAT THIS OPTION IS GRANTED UNDER AND PURSUANT TO THE PLAN, WHICH SHALL GOVERN ALL RIGHTS, INTERESTS, OBLIGATIONS, AND UNDERTAKINGS OF BOTH THE COMPANY AND THE OPTIONEE. ALL CAPITALIZED TERMS NOT OTHERWISE DEFINED IN THIS OPTION SHALL HAVE THE MEANINGS ASSIGNED TO SUCH TERMS IN THE PLAN.

OPTIONEE HEREBY ACKNOWLEDGES THAT IT IS OPTIONEE’S RESPONSIBILITY TO EXERCISE THE OPTIONS PRIOR TO THEIR EXPIRATION. OPTIONEE FURTHER ACKNOWLEDGES THAT COMPANY IS UNDER NO OBLIGATION, WHATSOEVER, TO UPDATE, REMIND OR NOTIFY OPTIONEE OF ANY EXPIRATION DATE PRIOR TO THE EXPIRATION OF THE OPTIONS, REGARDLESS OF WHETHER COMPANY PROVIDES AN UPDATE TO OPTIONEE OR ANY OTHER PLAN PARTICIPANT.

SNAP-ON INCORPORATED

NON-QUALIFIED STOCK OPTION GRANT OFFER LETTER

Dear <Participant>,

The Company has been authorized to offer you a non-qualified stock option grant (the “Grant”) pursuant to the terms of the Snap-on Incorporated 2011 Incentive Stock and Awards Plan (the “Plan”) and the Snap-on Incorporated Non-Qualified Stock Option Grant Agreement (the “Agreement”). Set forth below are the terms of the Grant which are specific to you. The Plan, the Agreement and the Plan Prospectus are available on the Snap-on intranet site at http://intranet1.snapon.com/router.asp?docid=390. Snap-on will also provide these documents to you in print, at no charge, upon written request directed to compensation@snapon.com.

TERMS SPECIFIC TO THE OPTIONEE: PARTICIPANT NAME

Grant Type	Grant Date	Quantity Granted	Grant Price		Vesting Schedule
Non-qualified	, 2011	X,XXX	$	YY.YY	The Optionee may purchase 1/3rd of the non-qualified option shares on or after , 2012, an additional 1/3 of the non-qualified option shares on or after , 2013, and a final 1/3rd of the nonqualified option shares on or after , 2014.

IMPORTANT NOTICES:

BY ACCEPTING THIS GRANT, YOU ACKNOWLEDGE AND AGREE THAT:

•	A COPY OF EACH OF THE PLAN AND THE AGREEMENT HAVE BEEN MADE AVAILABLE TO YOU;

•	IT IS SOLELY YOUR RESPONSIBILITY TO UNDERSTAND THE TERMS OF THIS GRANT;

•	THIS OPTION IS GRANTED UNDER AND PURSUANT TO THE PLAN, AND THAT THE PLAN AND THE AGREEMENT SHALL GOVERN ALL RIGHTS, INTERESTS, OBLIGATIONS, AND UNDERTAKINGS OF BOTH THE COMPANY AND THE OPTIONEE;

•	ALL CAPITALIZED TERMS NOT OTHERWISE DEFINED IN THIS OFFER LETTER OR THE AGREEMENT SHALL HAVE THE MEANINGS ASSIGNED TO SUCH TERMS IN THE PLAN OR THE AGREEMENT; AND

•

IT IS YOUR RESPONSIBILITY TO EXERCISE THE OPTIONS PRIOR TO THEIR EXPIRATION AND THAT THE COMPANY IS UNDER NO OBLIGATION, WHATSOEVER, TO UPDATE, REMIND OR NOTIFY OPTIONEE OF ANY EXPIRATION DATE PRIOR TO THE EXPIRATION OF THE OPTIONS, REGARDLESS OF WHETHER THE COMPANY VOLUNTARILY PROVIDES AN UPDATE TO OPTIONEE OR ANY OTHER PLAN PARTICIPANT.

ADDITIONAL TERM FOR CANADIAN CITIZENS ONLY:

•	CANADIAN RESIDENTS WILL NOT BE ALLOWED TO EXERCISE OPTIONS OR PAY ANY TAXES DUE BY SWAPPING PREVIOUSLY OWNED SHARES, THROUGH PHYSICAL DELIVERY OR ATTESTATION, TO PAY SUCH AMOUNTS DUE.

ACTION REQUIRED:

You are not required to take any action to accept this Grant offer on the terms described herein. You will be deemed to have accepted this Grant offer unless you send an e-mail to compensation@snapon.com by                     , 2011 specifically stating that you have rejected the Grant offer.

Any attempt to modify the terms upon which this Grant is offered will constitute your irrevocable rejection of this offer.